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June 9, 1998 (REVISION)

Thomas G. Klopack
707 Linden Avenue
Los Altos, CA  94022

Dear Tom:

This letter is a formal offer setting forth the principal terms for you to join Aurora Biosciences Corporation (the "Company"), a Delaware corporation, which is located in San Diego, California.

POSITION:              Senior Vice President, Strategic Operations

REPORTING TO:          President

BASE SALARY RATE:      $15,000.00 per month

HIRING BONUS:          $20,000.00, less normal withholdings, payable with your
                       first paycheck. If you leave voluntarily before the end of the first twelve months of employment, you agree to repay this amount to Aurora Biosciences in full.

1998 PERFORMANCE
BONUS: You will be guaranteed a year-end bonus in the amount of $10,000 assuming your performance meets position expectations. This bonus will be paid at the end of 1998 or the first pay period of 1999. (If your board-approved bonus for 1998 would have been larger than $10,000.00, you will receive this larger amount.)

EQUITY: Upon commencement of your employment with the Company, you will be granted an Option to purchase 100,000 shares of the Common Stock of the Company. The exercise price per share of the Option is the closing sales price for the stock on the last market trading day prior to your date of employment as reported in the Wall Street Journal.

                       The shares of Common Stock subject to your Option will vest according to the following schedule: 25% will vest on the first anniversary of your start date; the remainder of the shares will vest monthly thereafter over the following three year period at the rate of one forty-eighth (1/48) of such shares each month.

                       The specific terms and conditions of your Option to purchase shares of the Common Stock of the Company will be set forth in an agreement between you and the Company. This Agreement will be executed after you commence your employment with the Company.
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RELOCATION:            Reimbursed expenses to include reasonable and customary
                       closing costs for the sale of your house, including realtors' fees (to a maximum of $35,000); or the documented expenses associated with renting your current home to a maximum of $7,500.00 and a housing allowance of up to $5,000.00 per month to a maximum of $16,000.00 for your family's accommodations in San Diego in the six-month period following your start date. In addition, the Company will pay for the movement of your household goods, including packing, unpacking, and insurance to San Diego. Payment for the move of up to two vehicles will also be included. All expenses must be documented and paid either directly to the vendor or reimbursed by normal means. The Company will follow federal, state and local tax regulations with regards to reporting reimbursements associated with the move. This allowance will be "grossed up" to minimize federal/state income tax impact on you. The terms of this move package are valid for 12 months from your date of employment. You agree to repay all relocation expenses if you terminate employment voluntarily within 12 months of the date the expenses are submitted.

TEMPORARY HOUSING:     You will be reimbursed for temporary housing expenses for
                       sixty days to a maximum of $5,000. You will need to furnish receipts documenting actual expenses incurred.

HOME PURCHASE LOAN:    A loan in the amount of $60,000, secured by the primary
                       residence you purchase in San Diego County, will be made to you by Aurora interest free. The loan will be forgiven annually over four years beginning December 31, 1999 through December 31, 2002, at the rate of $15,000 per year. For each of the calendar years 1999, 2000, 2001, and 2002, any performance-based bonus that you might receive under Aurora's Performance Bonus Plan will be reduced by 50%, up to a maximum reduction of $10,000 for that Plan Year, to reduce the forgivable portion of the housing loan. You must be employed by Aurora on December 31 of any of these years to have the forgivable portion forgiven in that year. Any unforgiven loan balance will be payable within six months following termination of your employment for any reason. The loan will be evidenced by a promissory note to be executed by you at the time of escrow closing of the San Diego property. Such note would contain the terms set forth herein, as well as other terms customary for such a loan.

BENEFITS:              You will be entitled to receive standard medical, life
                       and dental insurance benefits for yourself and your dependents in accordance with Company policy.

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TRAVEL:                You will be eligible for airfares for you and your family
                       members for the move to San Diego plus one additional house hunting trip, expenses for such house hunting trip not to exceed $2,000, for you and your family.

SEVERANCE:             You will be entitled to a cash severance payment equal to
                       twelve months' salary if your employment is terminated by the Company for other than for cause within 12 months of your employment, or equal to nine months pay if your employment is terminated other than for cause between twelve and eighteen months after your start date, or equal to six months pay if your employment is terminated other than for cause between eighteen and twenty four months after your start date.

BENEFITS:              You will be entitled to receive standard medical, life
                       and dental insurance benefits for yourself and your dependents in accordance with Company policy.

401(K) PLAN:           You will be eligible to participate in the Aurora
                       Biosciences Corporation 401(K) Savings Plan on the first of the month following your employment. You may contribute up to 18% of your earnings or $10,000 whichever is less. Aurora contributes $0.50 on the dollar for the first 4% of your earnings contributed with a maximum matching contribution of $1,600 per year. This matching contribution is vested over four years of service at Aurora.

PAID PERSONAL LEAVE:   Although our policy provides 17 days of Paid Personal
                       Leave (PPL), you will accrue at the rate of 20 days per year during your first year of service. At each subsequent anniversary of your employment, an additional day will be added to the accrual rate to a maximum accrual of 25 days. If Aurora elects to close operations between Christmas and New Year's, this time off will be considered paid holiday time and will not count against paid personal leave.

EMPLOYMENT AT WILL:    Your employment will be at will, which means it may be
                       terminated at any time by you or the Company with or without cause.

START DATE:            July 13, 1998

As a condition of your employment, you will be required to sign a copy of our Employee Proprietary Information and Inventions Agreement when you begin your employment. In addition, to conform with the Immigration Reform and Control Act of 1986, you will be required to provide sufficient documentation to show proof of employment eligibility in the United States. PLEASE BRING WITH YOU ON YOUR START DATE, THE ORIGINAL OF ONE OF THE DOCUMENTS NOTED IN LIST A OR ONE DOCUMENT FROM LIST B AND ONE DOCUMENT FROM LIST C as itemized in the enclosed "Lists of Acceptable Documents". If you do not have the originals of any of these documents, please contact me immediately.

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It is Aurora's policy to respect fully the rights of your previous employers in their proprietary or confidential information. No employee is expected to disclose, or is allowed to use for Aurora's purposes, any confidential or proprietary information he or she may have acquired as a result of previous employment.

I am pleased to extend this offer to you and look forward to your acceptance. Please sign and return the enclosed copy of this offer letter as soon as possible to indicate your agreement with the terms of this offer. This offer will lapse if not signed and returned by fax to 619-452-9940 by June 20, 1998.

Once signed by you, this letter will constitute the complete agreement between you and Aurora regarding employment matters and will supersede all prior written or oral agreements or understandings on these matters.

I believe you will be able to make an immediate contribution to Aurora's effort, and I think you will enjoy the rewards of working for an innovative, fast-paced company. One of the keys to our accomplishments is good people. We hope you accept our offer to be one of those people.

Yours sincerely,

/s/ TIMOTHY J. RINK

Timothy J. Rink, M.D., Sc.D
Chairman, CEO & President

TJR/pf
Enclosures

I ACCEPT THE TERMS OF EMPLOYMENT AS DESCRIBED IN THIS OFFER LETTER DATED JUNE 9, 1998 AND WILL START MY EMPLOYMENT ON JULY 13, 1998. I CONFIRM THAT BY MY START DATE AT AURORA I WILL BE UNDER NO CONTRACT OR AGREEMENT WITH ANY OTHER ENTITY WHICH WOULD IN ANY WAY RESTRICT MY ABILITY TO WORK AT AURORA OR PERFORM THE FUNCTIONS OF MY JOB FOR AURORA, INCLUDING, BUT NOT LIMITED TO, ANY EMPLOYMENT AGREEMENT AND/OR NON-COMPETE AGREEMENT.

/s/ THOMAS G. KLOPACK                           DATE
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   THOMAS G. KLOPACK